FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
November 12, 2008

FIRST PACTRUST BANCORP, INC. RECEIVES PRELIMINARY APPROVAL FOR $19.3 MILLION PARTICIPATION IN
U.S. TREASURY CAPITAL PURCHASE PROGRAM

CHULA VISTA, CA – November 12, 2008 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that it has received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program (“the Program”) under the Emergency Economic Stabilization Act of 2008. The approval is subject to certain conditions and the execution of definitive agreements.

As a participant in the Program, the U.S. Treasury will make an investment in senior perpetual preferred stock of the Company. The approval received was for an investment of $19.3 million. The U.S. Treasury will also receive a warrant for the right to purchase approximately 282,500 shares of common stock of First PacTrust Bancorp, Inc. The number of shares related to the warrant may be reduced based on a future equity offering by the Company.

“We are pleased to have been approved to participate in this program implemented for healthy financial institutions,” said President and Chief Executive Officer Hans Ganz.

Mr. Ganz also stated that, “while the Bank currently exceeds all well capitalized regulatory guidelines, the proceeds will help fund the continued origination of loans in our market area.”

As of September 30, 2008, the Company had consolidated total assets of $845.5 million and stockholders’ equity of $81.8 million, with 4,304,314 shares of common stock outstanding. The Company’s stock is traded on the NASDAQ Global Market under the symbol “FPTB”.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:
Hans Ganz, President and CEO
Phone: (619) 691-1519, ext. 4000